UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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GraphOn Corporation
(Name of Registrant as Specified in its Charter)

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GraphOn Corporation
5400 Soquel Avenue, Suite A-2
Santa Cruz, California 95062

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2011

To the Stockholders of
GraphOn Corporation:

NOTICE IS GIVEN that the 2011 annual meeting of stockholders of GraphOn Corporation will be held at the Hilton Santa Cruz/Scotts Valley, 6001 La Madrona Drive, Santa Cruz, California 95060, on Wednesday, November 16, 2011 at 10:00 a.m., local time, for the following purposes:

I.	To elect one director to Class III of the Board of Directors to serve for a three-year term.

II.	To ratify the selection of Macias Gini & O'Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

III.	To transact such other business as may properly come before the meeting or any adjustment thereof.

The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on October 14, 2011. The accompanying proxy statement contains additional information regarding the matters to be acted on at the Annual Meeting.

/s/ William Swain
William Swain
Secretary

Santa Cruz, California
October 17, 2011

All stockholders are urged to attend the Annual Meeting in person. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible by submitting your vote before the Annual Meeting. You may submit your vote by mailing the enclosed proxy card or voting instruction card, or if your shares are held in “street name,” you may also have the option to vote on the Internet or by telephone.

GraphOn Corporation
5400 Soquel Avenue, Suite A-2
Santa Cruz, California
_____________________

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS
_____________________

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of GraphOn Corporation for the 2011 Annual Meeting of Stockholders to be held at the Hilton Santa Cruz/Scotts Valley, 6001 La Madrona Drive, Santa Cruz, California 95060 on Wednesday, November 16, 2011 at 10:00 a.m., local time. We invite you to attend in person.

Availability of Proxy Materials on the Internet

We are providing you access to this proxy statement, the accompanying form of proxy card and our annual report on Form 10-K for the fiscal year ended December 31, 2010 both by sending you these proxy materials and by notifying you of the availability of these proxy materials on the Internet. These proxy materials are available on the Internet at http://proxymaterials.graphon.com. These proxy materials were first mailed to our stockholders on or about October 17, 2011.

Voting Information

Record date

The record date for the Annual Meeting is October 14, 2011. You may vote all shares of our common stock that you owned as of the close of business on that date. On October 14, 2011, there were 81,840,310 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

How to vote

You may vote by marking, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided. If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or the Internet.

 All stockholders as of the close of business on October 14, 2011 can attend the Annual Meeting. You may vote at the Annual Meeting if you are a stockholder of record (your shares are directly registered in your name on our books and not held through a broker, bank or other nominee). In order to vote at the Annual Meeting shares held in “street name,” you must obtain a valid proxy from your broker, bank, or other nominee, and bring it to the meeting. Follow the instructions from your broker, bank, or other nominee included with these proxy materials, or contact your broker, bank, or other nominee to request a proxy form.

Revoking your proxy

You can revoke your proxy at any time before your shares are voted at the meeting by (i) sending a written notice of revocation to William Swain, Secretary, GraphOn Corporation, 5400 Soquel Avenue, Suite A-2, Santa Cruz, California, 95062, (ii) submitting by mail, telephone or the Internet another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting.  Merely attending the Annual Meeting will not revoke your proxy. All revocations of your proxy must be received prior to the voting of your shares at the Annual Meeting. Voting in person at the Annual Meeting will replace any previous votes submitted by proxy.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares FOR the director nominee and FOR the ratification of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the Annual Meeting.

Withholding your vote, voting to “abstain” and “broker non-votes”

In the election of the director, you can withhold your vote for the nominee. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to the other proposal, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining whether a quorum exists, but such abstention will have the effect of a vote against the proposal.

A bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on non-routine matters without instructions from the owner of the shares. An election of directors is deemed a non-routine matter; consequently, absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm, but may not vote your shares on the election of the director. A “broker non-vote” occurs when a broker submits a proxy without voting on one or more of the non-routine matters. A broker non-vote is considered present at the meeting for purposes of determining whether a quorum exists but is not counted as a vote cast on any matter presented at the Annual Meeting.

Votes required to hold the Annual Meeting

The holders of a majority of the total voting power of our common stock, outstanding on October 14, 2011, present, in person or by proxy, shall constitute a quorum for the transaction of any business at the Annual Meeting.

Votes required to elect directors and to adopt other proposals

The Director will be elected by a plurality of votes cast at the Annual Meeting. The affirmative vote of a majority of the voting power of our common stock that is present, in person or by proxy, at the Annual Meeting is required to ratify the appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Postponement or adjournment of the Annual Meeting

If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and will be voted at the postponed or adjourned meeting. You would still be able to revoke your proxy until it was voted.

Cost of Proxy Solicitation

We will pay the expenses of the preparation of our proxy materials and our solicitation of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy by telephone or other means.

Voting Results of the Annual Meeting

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in a Form 8-K report which we will file with the Securities and Exchange Commission within four business days after the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

The members of our Board of Directors are divided into three classes. The members of one class are elected at each annual meeting of stockholders to hold office for a three-year term and until successors of such class members have been elected and qualified. The respective members of each class are set forth below:

•	Class I:	John Cronin and Steven Ledger (two persons; terms expires 2012)
•	Class II:	Robert Dilworth and August Klein (two persons; terms expire 2013)
•	Class III:	Gordon Watson (one person; current nominee; term expires 2011)

One director is to be elected at this meeting to serve for a term of three years or until his successor is elected and qualified.

Nominee for Election at the 2011 Annual Meeting (to a three-year term expiring in 2014 – Class III)

The following sets forth information concerning the nominee:

Gordon Watson, age 75, has served as one of our directors since April 2002. In 1997 Mr. Watson founded Watson Consulting, LLC, a consulting company for early stage technology companies, and has served as its President since its inception. From 1996 to 1997, Mr. Watson served as Western Regional Director, Lotus Consulting of Lotus Development Corporation, a subsidiary of IBM. From 1988 to 1996, Mr. Watson held various positions with Platinum Technology, Incorporated, most recently serving as Vice President Business Development. Earlier positions included: Chief Operating Officer for Local Data, Incorporated; President, Troy Division, Data Card Corporation; and Vice President and General Manager, Minicomputer Division, Computer Automation, Incorporated. Mr. Watson also held various executive and director level positions with TRW, Incorporated, Varian Data Machines, and Computer Usage Company. We believe that Mr. Watsons’s qualifications to serve on our board include his over 25 years’ executive-level experience (full income statement responsibility) at the Chief Operating Officer, Vice President, General Manager, and Division President levels, his extensive knowledge and understanding of the high tech industry, and his over 10 years’ experience serving on the boards of other public and privately-held companies. Mr. Watson holds a Bachelors of Science degree in electrical engineering from the University of California at Los Angeles and has taught at the University of California at Irvine. Mr. Watson also serves on advisory boards for AKiiRA Media Systems, Incorporated, and Sterling Pear, Incorporated. Each of these entities is a privately-held company. Mr. Watson has previously served as a director of DPAC Technologies Corp., a public company, and the following privately-held entities: SoftwarePROSe, Inc., Grapevine Software, PATH Reliability, Inc. and Pound Hill Software. Mr Watson has previously served on the advisory boards for Cluepedia, Inc., and Mobophiles, Inc., each of which are privately-held companies.

Current Directors Whose Terms Expire in 2012 (Class I)

John Cronin, age 56, has served as one of our directors since August 2011. Mr. Cronin is the founder, managing director and chairman of ipCapital Group, Inc., an intellectual property strategy firm, with which we have formed an alliance to deploy a range of strategic invention and intellectual tactics aimed at accelerating the growth and commercialization of our IP portfolio. Prior to founding ipCapital in 1998, Mr. Cronin was an inventor at IBM for 17 years where he patented 100 inventions, published over 150 technical papers and received IBM’s “Most Distinguished Inventor Award.” We believe that Mr. Cronin’s qualifications to serve on our board include his over 30 years’ experience developing and consulting with the development of high-tech intellectual property and his extensive knowledge and understanding of the high-tech industry. Mr. Cronin also serves on the board of directors of the following private companies: Vermont Electric Power Company, Armor Designs, Inc. and Primal Inc. He holds a BS in Electrical Engineering, an MS in Electrical Engineering and a BA in Psychology from the University of Vermont.

Steven Ledger, age 51, has served as one of our directors since August 2011. Mr. Ledger founded and since 2002 has been managing partner of Tamalpais Partners LLC, an investor in, and advisor to, emerging growth companies. Mr. Ledger previously founded, and served from 1999 to 2002 as managing partner of eCompanies Venture Group, where he managed an Internet focused, strategic venture capital fund. Prior to founding eCompanies Venture Group, Mr. Ledger served as managing partner and portfolio manager at San Francisco Investment Group and Kayne Anderson Investment Management. He began his career at Fidelity Management and Research as an equity research analyst and portfolio manager. We believe that Mr. Ledger’s qualifications to serve on our board include his over 30 years’ experience advising high-tech companies at similar stages in their corporate history as we are, and his financial analysis experience covering a wide array companies. Mr. Ledger also serves on the board of directors of the following public companies: Broadcast International, Inc. and Crossroads Systems, Inc. Mr. Ledger has previously served as a director of Acorn Energy, Inc., a public company. Mr. Ledger is a graduate of the University of Connecticut.

Current Directors Whose Terms Expire in 2013 (Class II)

Robert Dilworth, age 70, has served as one of our directors since July 1998, and was appointed Chairman in December 1999. In January 2002, Mr. Dilworth was appointed Interim Chief Executive Officer, and in September 2006, Mr. Dilworth was appointed our full-time Chief Executive Officer. From 1987 to 1998, Mr. Dilworth served as the Chief Executive Officer and Chairman of the Board of Metricom, Inc., a leading provider of wireless data communication and network solutions. Prior to joining Metricom, from 1985 to 1988, Mr. Dilworth served as President of Zenith Data Systems Corporation, a microcomputer manufacturer. Earlier positions included: Chief Executive Officer and President of Morrow Designs; Chief Executive Officer of Ultramagnetics; Group Marketing and Sales Director of Varian Associates Instruments Group; Director of Minicomputer Systems at Sperry Univac; and Vice President of Finance and Administration at Varian Data Machines. Mr. Dilworth has developed an intimate knowledge of our business, employees, culture, and competitors during his tenure with our company and we believe that these traits, and his in-depth knowledge of high-tech companies, demonstrate that he is well-qualified to serve on our board. Mr. Dilworth is currently a director of Public Wireless, Inc, a privately-held corporation. Mr. Dilworth has previously served as a director eOn Communications, which is listed on NASDAQ, and as a director of the following privately-held entities: Amber Technologies; Get2Chip.com, Inc.; Mobility Electronics; Sky Pipeline; and Yummy Interactive.

August P. Klein, age 75, has served as one of our directors since August 1998, and Vice Chairman of the Board since February 2010. In 1995 Mr. Klein founded JSK Corporation, a general contracting firm. Mr. Klein was an initial member of JSK Corporation’s board of directors and served as its initial Chief Executive Officer until his retirement in 1999. Mr. Klein remains a member of JSK Corporation’s board of directors. From 1989 to 1993, Mr. Klein was founder and Chief Executive Officer of Uniquest, Inc., an object-oriented application software company. From 1984 to 1988, Mr. Klein served as Chief Executive Officer of Masscomp, Inc., a developer of high performance real time mission critical systems and UNIX-based applications. Mr. Klein has served as Group Vice President, Serial Printers at Data Products Corporation and President and Chief Executive Officer at Integral Data Systems, a manufacturer of personal computer printers. Mr. Klein spent 25 years with IBM Corporation, rising to a senior executive position as General Manager of the Retail/Distribution Business Unit. Mr. Klein’s more than 30 years’ experience as chief executive and board member of many different companies, including multiple high-tech companies, supports our belief that he is well-qualified to serve as a member of our board. Mr. Klein currently serves as a trustee of the United States Supreme Court Historical Society and as a trustee of the Computer Museum in Boston, Massachusetts. Since March 2011 Mr. Klein has served as a Director of Tagnetics Corporation, a privately-held electronics shelf-tag manufacturer for retailers, and since May 2011 has served as their Chief Executive Officer. Mr. Klein has previously served as a director of privately-held QuickSite Corporation. Mr. Klein holds a B.S. in Mathematics from St. Vincent College.

Executive Officers that are not Directors

Eldad Eilam, age 34, has served as our Chief Technology Officer since August 2011. In 2004, Mr. Eilam founded Elgix, Limited, a consulting firm to the high-tech industry. Mr. Eilam served as its initial President until his appointment as our Chief Technology Officer. From July 2006 to March 2009, Mr. Eilam was President of GraphOn Research Labs, Limited, our Israeli subsidiary. From April 2009 to July 2011, in his role as President of Elgix, Limited, Mr. Eilam served as a consultant to the high-tech industry, including as a consultant to our company since June 2010. Mr. Eilam is a technology expert in the Windows operating system, mobile user interfaces and advanced software technology development, and is the author of the book “Reversing: Secrets of Reverse Engineering.”

William Swain, age 70, has served as our Chief Financial Officer and Secretary since March 2000. Mr. Swain was a consultant from August 1998 until February 2000, working with entrepreneurs in the technology industry in connection with the start-up and financing of new business opportunities. Mr. Swain was Chief Financial Officer and Secretary of Metricom Inc., from January 1988 until June 1997, during which time he was instrumental in private financings as well as Metricom’s initial public offering and subsequent public financing activities. Mr. Swain continued as Senior Vice President of Administration with Metricom from June 1997 until July 1998. Prior to joining Metricom, Mr. Swain held top financial positions with various companies in the computer industry. Mr. Swain holds a Bachelors degree in Business Administration from California State University of Los Angeles and is a Certified Public Accountant in the State of California.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee and a Compensation Committee. Our Board has determined not to establish a nominating committee. Nominees for election as directors are selected by our Board.

Prior to October 5, 2011, our Audit Committee consisted of August P. Klein (Chairman) and Gordon Watson. As of October 5, 2011, our Audit Committee consists August P. Klein (Chairman) and Steven Ledger. Our Board of Directors has determined that each member of both Audit Committees meets the Nasdaq Marketplace definition of “independent” for audit committee purposes. Our Board of Directors has also determined that August P. Klein meets the SEC definition of an “audit committee financial expert.” Information regarding our Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Report of the Audit Committee” below.

Prior to October 5, 2011, our Compensation Committee consisted of August P. Klein and Gordon Watson. Commencing October 5, 2011, our Compensation Committee consisted of Gordon Watson (Chairman) and John Cronin. Our Board of Directors has determined that each member of our Compensation Committee meets the Nasdaq Marketplace definition of “independent director” for compensation committee purposes. The Compensation Committee annually reviews and determines both  the cash and non-cash components of compensation paid to our directors and executive officers.

In years past, the Compensation Committee has utilized information published by independent organizations, such as the American Electronics Association and Culpepper and Associates, for background information as to general compensation levels currently being offered in our industry. During 2009, the Compensation Committee retained the services of Human Resources Professional Group, an independent human resources consulting firm, to prepare a report benchmarking the compensation paid to our executive officers and key employees against our peer group for the committee’s consideration while setting compensation for these individuals for 2010. Our executive officers do not perform any role in determining or recommending the amount or form of executive or director compensation. Our Compensation Committee administers our employee benefit plans. Our Compensation Committee does not have a charter.

Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of our Board of Directors or any of our officers.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are held by one individual, Robert Dilworth. We believe that this structure is appropriate for a company of our small size because Mr. Dilworth: (i) is most familiar with our business and industry; (ii) possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our company, and is thus best positioned to develop agendas that ensure the Board’s time and attention are focused on matters which are critical to us; and (iii) conveys a clear, cohesive message to our employees and industry partners. In addition, as Mr. Dilworth is the individual who manages our day-to-day operations, his direct involvement in the business makes him best positioned to lead productive Board sessions. The Board believes that this structure provides an efficient and effective leadership model for our company and facilitates efficient communication between our directors and management team who frequently and directly work together and share information and ideas. Our Board does not have an independent lead director.

Role of Board of Directors in Risk Oversight

One of the responsibilities of our Board is to review and evaluate the process used to assess major risks facing our company and to periodically review assessments prepared by our senior management of such risks, as well as options for their mitigation. Frequent interaction between our directors and members of senior management assist in this effort. Communications between our Board and senior management regarding long-term strategic planning and short-term operational practices include matters of material risk inherent in our business.

Our Board also plays an active role, as a whole and at the committee level, in overseeing management of our risks. Our entire Board of Directors is formally apprised at least annually of our enterprise risk management efforts. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee is responsible for overseeing the management of financial and accounting risks. Our Compensation Committee is responsible for overseeing the management of risk taking relating to executive compensation plans and arrangements. While each committee is responsible for the evaluation and management of such risks, our entire Board is regularly informed through committee reports.

Meetings of the Board of Directors and Committees

During 2010, there were ten meetings of our Board of Directors, five meetings of our Audit Committee and three meetings of our Compensation Committee. Each then director attended, either in person or by electronic means, all of the meetings of our Board of Directors and Board committees on which they served during 2010.

Director Independence

Our Board of Directors has determined that each of our non-employee directors (August P. Klein, Gordon Watson, Steven Ledger and John Cronin), who collectively constitute a majority of our Board, meet the general independence criteria set forth in the Nasdaq Marketplace rules. In addition, our Board has made a subjective determination as to each of the foregoing individuals that no relationships exist (including the relationship with ipCapital that is described below under “Related-Party Transactions”) that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Related-Party Transactions

John Cronin, a member of our board of directors since August 9, 2011, is the founder, managing director and chairman of ipCapital Group, Inc., an intellectual property strategy firm. During 2011 and prior to his appointment as a director, we paid ipCapital approximately $50,000 for services aimed at accelerating the growth and commercialization of our IP portfolio.

On October 11, 2011, we entered into an engagement agreement with ipCapital  that affords us the right to request ipCapital to perform up to eleven diverse services, employing its proprietary software and other processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing techniques, among other opportunities. We will decide in our sole discretion how many of these services, whose cost to us will range from $10,000 to $60,000 per service, to request. Should we request ipCapital to perform all of these services, the cost to us will aggregate $370,000, which we expect would be expended over a continuous period of seven to nine months. In addition to these fees, we issued ipCapital a five-year warrant to purchase up to 400,000 shares of our common stock at an initial price of $0.26 per share. The warrant will become exercisable to the extent of 200,000 of these shares in three equal annual installments commencing on October 11, 2012, and to the extent of the remaining 200,000 shares, upon the completion to our satisfaction of all services that we have requested ipCapital to perform on our behalf under the engagement agreement. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation that we would be required to pay to an unaffiliated person for substantially similar services.

Director Nominations and Qualifications for Director Nominee

As noted above, our Board of Directors has no nominating committee. Our Board has determined that given its relatively small size, the function of a nominating committee could be performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board members. The nomination of the director standing for election at the 2011 Annual Meeting was unanimously approved by our Board of Directors.

Our Board does not have written guidelines regarding the qualifications or diversity of properly submitted stockholder candidates for membership on our Board as well as candidates submitted by current Board members and others. Qualifications for consideration as a new director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. In reviewing nominations, our Board of Directors will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting us, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Stockholder Nominations and Bylaw Procedures

Our bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our Bylaws are made available at our website at: www.GraphOn.com. Follow the link to “About GraphOn” to the link for “Corp. Governance” and then “Corporate Bylaws.”

To nominate a person for election to our Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934. Such notice must also contain information specified in the bylaws as to the director nominee, information about the stockholder making the nomination and the beneficial owner, if any, on behalf of whom the nomination is made, including name and address, class and number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence of the nominee.

Deadlines to Submit Nominations

To nominate a person for election to our Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Secretary not less than 90 nor more than 120 days prior to the one year anniversary of the date on which we first mailed the proxy materials for the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, a stockholder’s written notice will be timely if it is delivered by the later of the 90th day prior to such annual meeting or the 10th day following the announcement of the date of the meeting. This year, our proxy statement is being mailed on or about October 17, 2011; therefore, we must receive any notice of recommendation for next year’s annual meeting between June 19, 2012 and July 19, 2012.

Stockholder nominations must be addressed to William Swain, Chief Financial Officer and Secretary, and must be mailed to him at GraphOn Corporation, 5400 Soquel Avenue, Suite A-2, Santa Cruz, California 95062, or faxed to him at 1-831-475-3017, with a confirmation copy sent by mail.

Executive Sessions of Independent Directors

The independent members of our Board of Directors meet in executive session, without any employee directors or other members of management in attendance, as circumstances warrant; however, such a meeting is held at least annually. Additionally, if our Board convenes a special meeting, the independent directors may meet in executive session, if the circumstances warrant.

Code of Ethics

We have a code of ethics that applies to all of our employees, including our chief executive officer, chief financial officer and controller. Our code of ethics is made available at our website at: www.GraphOn.com. Follow the link to “About GraphOn” to the link for “Corp. Governance” and then “Code of Ethics.”

Stockholder Communication with Board Members

We maintain contact information for stockholders, both telephone and email, on our website (www.graphon.com) under the heading “About GraphOn.” By first clicking on the “About GraphOn” link and then following the “Contact Us” link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor/Public Relations. Communications sent to Investor/Public Relations and specifically marked as a communication for our Board will be forwarded to our Board or specific members of our Board as directed in the stockholder communication. In addition, communications for our Board received via telephone or mail are forwarded to our Board by one of our employees.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. All of our directors attended our 2010 annual meeting of stockholders.

Board Recommendation

The Board unanimously recommends a vote FOR the election of Gordon Watson (the director nominee) to serve as Class III director.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2010 and 2009, respectively, concerning compensation we paid to our Chief Executive Officer and to our Chief Financial Officer. We did not have any other executive officers during 2010 and 2009.

Summary Compensation Table
Name and Principal Position	Year	Salary	Option Awards (1)	All Other Compensation	Total
Robert Dilworth Chief Executive Officer	2010 2009	$ 321,717 $ 311,131	— $ 6,250	$ 3,810 (2) —	$ 325,527 $ 317,381
William Swain Chief Financial Officer	2010 2009	$ 170,489 $ 157,511	— $ 3,750	$ 8,428 (2) $ 2,000 (2)	$ 178,917 $ 163,261

(1)
The amounts listed in the Option Awards column reflect the aggregate grant date fair value of the underlying options granted to the respective named executive officer during the respective year. For Mr. Dilworth such amounts are based on options to purchase 125,000 shares of common stock granted on January 2, 2009 at an exercise price that was equal to the grant date fair value of $0.05. For Mr. Swain such amounts are based on options to purchase 75,000 shares of common stock granted on January 2, 2009 at an exercise price that was equal to the grant date fair value of $0.05. Neither Mr. Dilworth nor Mr. Swain was awarded stock options during 2010.

(2)
For Mr. Dilworth, such amount represents group life insurance premiums. For Mr. Swain, such amount represents group life insurance premiums ($6,428) for 2010 and our contribution to the his 401(k) Plan ($2,000) for 2010 and 2009.

Mr. Dilworth began as Chief Executive Officer (Interim) during January 2002 and became full-time Chief Executive Officer during September 2006. Mr. Dilworth has been a director since July 1998, and Chairman of our Board since December 1999. Mr. Dilworth elected, during his term as interim Chief Executive Officer, to forgo the cash compensation we pay all directors for their attendance at board and committee meetings as well as the quarterly retainer.

All such options granted to Mr. Dilworth and Mr. Swain were immediately exercisable upon their respective grant date and vest in thirty-three equal monthly installments, beginning in the fourth month after their respective grant date.  Should either Mr. Dilworth’s or Mr. Swain’s service cease prior to full vesting of the options, we have the right to repurchase any shares issued upon exercise of options not vested at the respective option’s exercise price.

Mr. Swain, whom we employ on an at-will basis, would be contractually entitled to three-months’ severance of his then base salary in the event of a merger or acquisition which results in a change in the nature of his duties or in their reduction or elimination, a reduction in his level of compensation, relocation of the corporate office by more than 50 miles from its then current location or his termination.

Eldad Eilam, whom we employ on an at-will basis, receives an annual base salary of $250,000 and will be eligible for an annual performance-based bonus of up to $50,000. We also agreed to pay the costs of Mr.

Eilam’s relocation from Israel to California; however, under certain conditions, if Mr. Eilam leaves our employ prior to December 31, 2012 he is obligated to reimburse such relocation costs to us.

Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards At Fiscal Year-End
Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Robert Dilworth Chief Executive Officer	100,000 (2)	$ 0.25	03/04/12
	40,000 (2)	$ 0.18	05/04/13
	300,000 (3)	$ 0.34	11/14/14
	200,000 (2)	$ 0.43	01/26/15
	125,000 (2)	$ 0.21	01/25/16
	125,000 (2)	$ 0.17	01/15/17
	125,000 (2)	$ 0.38	01/01/18
	125,000 (2)	$ 0.05	01/01/19
William Swain Chief Financial Officer	40,000 (2)	$ 0.18	05/04/13
	380,000 (3)	$ 0.34	11/14/14
	160,000 (2)	$ 0.43	01/26/15
	75,000 (2)	$ 0.21	01/25/16
	75,000 (2)	$ 0.17	01/15/17
	75,000 (2)	$ 0.38	01/01/18
	75,000 (2)	$ 0.05	01/01/19

(1) As of December 31, 2010.

(2) All such options were immediately exercisable upon grant and vest in thirty-three equal monthly installments, beginning in the fourth month after their respective grant date. For Mr. Dilworth, the options identified in this footnote were, or will be, fully vested on the following dates: March 5, 2005, May 4, 2006, January 25, 2008, January 25, 2009, January 15, 2010, January 1, 2011, and January 2, 2012, respectively.  For Mr. Swain, the options identified in this footnote were, or will be, fully vested on the following dates: May 4, 2006, January 25, 2008, January 25, 2009, January 15, 2010, January 1, 2011, and January 2, 2012, respectively.  If Mr. Dilworth’s or Mr. Swain’s employment ceases prior to full vesting of the options, we have the right to repurchase any shares issued upon exercise of options not vested.

(3) Mr. Dilworth and Mr. Swain voluntarily surrendered, on May 14, 2004, 260,000 and 380,000 out-of-the-money options, respectively, in conjunction with participation in a voluntary stock option exchange program. New option grants equal to the number cancelled were made on November 15, 2004.  All such options were fully vested as of November 14, 2005.  On November 15, 2004, Mr. Dilworth was granted 40,000 options in his capacity as a director.  These options became fully vested on November 14, 2007.

Compensation of Directors

During the years ended December 31, 2010 and 2009, our non-employee directors were eligible to be compensated at the rate of $1,000 for attendance at each meeting of our Board, $500 if their attendance was via telephone, $500 for attendance at each meeting of a Board committee, and a $1,500 quarterly retainer. Additionally, non-employee directors are granted stock options periodically, typically on a yearly basis.

Director Compensation
Name	Year	Fees Earned or Paid in Cash	Option Awards (1)	All Other Compensation	Total
August Klein	2010	$ 25,000	$ —	$ —	$ 25,000
	2009	16,500	3,750	—	20,250

Gordon Watson	2010	25,000	—	—	25,000
	2009	17,500	3,750	—	21,250

(1)
The amounts listed in the Option Awards column reflect the aggregate grant date fair value of the common stock underlying the options granted to the respective named director during the respective year. For Messrs. Klein and Watson, such amounts are based on options to purchase 75,000 shares of common stock granted on January 2, 2009 at an exercise price which was equal to the grant date fair value of $0.05.

All such options granted to our non-employee directors were immediately exercisable upon their respective grant date and vest in thirty-three equal monthly installments, beginning in the fourth month after their respective grant date. Should any non-employee director’s service cease prior to full vesting of the options, we have the right to repurchase any shares issued upon exercise of options not vested.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2010, the compensation committee was comprised of Gordon Watson and August Klein, each of whom is a non-employee director. August Klein is the committee chairman.

REPORT OF AUDIT COMMITTEE

The functions of our Audit Committee are focused on three areas:

•	the adequacy of the internal controls and financial reporting process of GraphOn Corporation (the “Company”) and the reliability of its consolidated financial statements;

•	the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; and

•	the Company’s compliance with legal and regulatory requirements.

We operate under a written charter which has been approved by the Board of Directors. The Company has made the Audit Committee charter available on its website at www.GraphOn.com under the heading “Audit Committee Charter” found under “About GraphOn - Corp. Governance.”

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting. We discuss these matters with the Company’s independent registered public accounting firm and with appropriate financial personnel. We periodically (at least annually) meet privately with both the independent registered public accounting firm and the Company’s financial personnel, each of whom has unrestricted access to us. We also appoint the independent registered public accounting firm and review their performance and independence from management. In addition, we review the Company’s financing plans.

Management is responsible for the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We rely on, without independent verification, the information provided to us and on the representations made by management and the independent registered public accounting firm.

In this context, we held five meetings during 2010. The meetings were designed, among other things, to facilitate and encourage communication among us, management, the internal accountants and the Company’s independent registered public accounting firm for fiscal year 2010, Macias Gini & O’Connell LLP (“MGO”). We discussed with MGO the overall scope and plans for their audit. We also met with MGO, with and without management present, to discuss the results of their audit and quarterly reviews and the Company’s internal controls. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and MGO.

We also discussed with MGO matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from MGO required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with us concerning independence, and we discussed with MGO their independence from the Company. When considering MGO’s independence, we considered whether their provision of services to us beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to MGO for audit and non-audit services (primarily tax services).

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

As of September 30, 2011                                                  Members of the Audit Committee

August P. Klein (Chairman)
Gordon M. Watson

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of October 6, 2011, with respect to the beneficial ownership of shares of our common stock held by:  (i) each director; (ii) each person known by us to beneficially own 5% or more of our common stock; (iii) each executive officer named in the summary compensation table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each of the following stockholders is c/o GraphOn Corporation, 5400 Soquel Avenue, Suite A-2, Santa Cruz, California 95062.
Name and Address	Number of Shares of Common Stock Beneficially Owned (1)(2)	Percent of Class (%)
Robert Dilworth (3)	1,591,320	1.9
William Swain (4)	1,149,900	1.4
August P. Klein (5)	1,025,760	1.2
Gordon Watson (6)	934,800	1.1
John Cronin (7)	400,000	0.5
Steven Ledger (8)	2,275,000	2.8
AIGH Investment Partners, LLC (9) 6006 Berkeley Avenue Baltimore, MD 21209	6,080,278	7.4
Austin Marxe and David Greenhouse (10) 527 Madison Avenue, Suite 2600 New York, NY 10022	8,250,000	9.8
David R. Wilmerding, III (11) 2 Hamill Road, Suite 272 Baltimore, MD 21117	7,500,000	8.9
Jon C. Baker Family LLC (12) 101 St. Johns Road Baltimore, MD 21210	7,500,000	8.9
Paul Packer (13) 60 Broad Street, 38th Floor New York, NY 10004	4,127,950	5.0
All current executive officers and directors as a group (7 persons)(14)	8,976,780	10.3

(1)
 As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security.  Except as otherwise indicated, based on the information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each stockholder, any shares issuable upon exercise of options and/or warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of October 6, 2011 are deemed outstanding for computing the percentage of the person holding such options and/or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage ownership of our common stock is based on 81,840,310 shares of common stock outstanding as of October 6, 2011.
(3)	Includes 1,327,500 shares of common stock issuable upon the exercise of outstanding options.
(4)	Includes 992,500 shares of common stock issuable upon the exercise of outstanding options.
(5)	Includes 775,000 shares of common stock issuable upon the exercise of outstanding options.
(6)	Includes 792,500 shares of common stock issuable upon the exercise of outstanding options.
(7)	Includes 400,000 shares of common stock issuable upon the exercise of outstanding options.
(8)
 Includes 400,000 shares of common stock issuable upon the exercise of outstanding options. Also includes 1,250,000 shares of common stock and 625,000 shares of common stock issuable upon the exercise of outstanding warrants held by Tamalpais Master Fund Ltd. Mr. Ledger has sole voting and dispositive power with respect to the shares held by Tamalpais Master Fund.

(9)
 Based on information contained in a Schedule 13G/A filed by AIGH Investment Partners, LLC on March 3, 2008, and information known to us. Orin Hirschman is the managing member of AIGH Investment Partners, LLC.

(10)
 Includes 2,750,000 shares of common stock issuable upon the exercise of outstanding warrants. Pursuant to information provided to us by representatives of the beneficial owners, Austin Marxe and David Greenhouse have shared voting and dispositive power over the shares held by Special Situations Technology
 Fund, L.P. and Special SItuations Technology Fund II, L.P.

(11)	Includes 2,500,000 shares of common stock issuable upon the exercise of outstanding warrants.
(12)
 Includes 2,500,000 shares of common stock issuable upon the exercise of outstanding warrants. Pursuant to information provided to us by representatives of the beneficial owner, Jon C. Baker has sole voting and dispositive power over such shares.

(13)
 Based on information contained in a Schedule 13G/A filed by Paul Packer and related parties on December 31, 2010 and information known to us, Mr. Packer has sole voting and dispositive power with respect to 884,099 shares of common stock and shared voting and dispositive power with respect to 3,243,851 shares of common stock.

(14)	Includes 5,687,500 shares of common stock issuable upon the exercise of outstanding options and 625,000 shares of common stock issuable upon the exercise of outstanding warrants.

COMPLIANCE WITH SECTION 16(a) OF SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, as well as those persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rule to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we believe that during the year ended December 31, 2010, all filing requirements applicable to our officers, directors and greater than 10% owners of our common stock were complied with.

PROPOSAL II

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Macias Gini & O’Connell LLP to audit our accounts for the fiscal year ending December 31, 2011. Such firm, which has served as our independent registered public accounting firm since February 9, 2005, has reported to us that none of its members has any direct financial interest or material indirect financial interest in our company.

A proposal will be presented at the annual meeting to ratify the audit committee’s appointment of Macias Gini & O’Connell LLP as our independent registered public accounting firm. Although stockholder ratification of the audit committee’s action in this respect is not required, our Board of Directors considers it desirable for stockholders to pass upon such appointment.

A representative of Macias Gini & O’Connell LLP is expected to attend the Annual Meeting and will be afforded the opportunity to make a statement and/or respond to appropriate questions from stockholders.

Fees for professional services provided by Macias Gini & O’Connell LLP for the years ended December 31, 2010 and 2009 were as follows:

Category	2010	2009
Audit fees	$142,600	$142,600
Audit – related fees	—	—
Tax fees	14,000	14,000
Other fees	—	—
Totals	$156,600	$156,600

Audit fees include fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and assistance with and review of documents filed with the Securities and Exchange Commission.  Audit-related fees include consultations regarding revenue recognition and new accounting pronouncements as they related to the financial reporting of certain transactions.  Tax fees included tax compliance and tax consultations.

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.

Board Recommendation

The Board unanimously recommends a vote FOR ratification of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

OTHER MATTERS

Our Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote in accordance with his judgment on such matters.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are GraphOn stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to William Swain, our Secretary, at our address or contact William Swain at (800) 472-7466.

Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

2012 STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals for the 2012 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, our Secretary must receive them at our principal offices not later than June 19, 2012. Such proposals should be submitted, in writing, to GraphOn Corporation, Attn: William Swain, Secretary, 5400 Soquel Avenue, Suite A-2, Santa Cruz, CA 95062.

ACCOMPANYING INFORMATION

Accompanying this proxy statement is a copy of our annual report to stockholders on Form 10-K, for our fiscal year ended December 31, 2010. Such annual report includes our audited consolidated financial statements for the two fiscal years ended December 31, 2010. No part of such annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

GraphOn Corporation
5400 Soquel Avenue, Suite A-2
Santa Cruz, California 95062

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Robert Dilworth and William Swain, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side hereof, all the shares of Common Stock of GraphOn Corporation (the “Company”) held of record by the undersigned on October 14, 2011, at the Annual Meeting of the Stockholders to be held on November 16, 2011 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR the election of the director nominee listed on the reverse side and FOR Proposal II.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

GraphOn Corporation

November 16, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Proxy Card are available at
http://proxymaterials.graphon.com

Please sign, date and mail your proxy card
in the envelope provided as soon as possible

Please detach along the perforated line and mail in the envelope provided
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS I AND II.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

I.	Election of Director: The nominee for Class III of the Board of Directors is listed below:

NOMINEE: Gordon Watson

[ ] FOR THE NOMINEE
[ ] WITHHOLD AUTHORITY FOR THE NOMINEE

II.	To ratify the selection of Macias Gini & O'Connell LLP	[ ] For
	as the Company's independent registered public accounting firm for the fiscal	[ ] Against
	year ended December 31, 2011	[ ] Abstain

III.	To transact such other business as may properly come before the meeting.

To change the address on your account, please check the box at right [   ] and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder:                                                                                                Date:

Signature of Stockholder:                                                                                                Date:

Note: Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.